SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

HomeAway, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

Title of Class of Securities)

43739Q 10 0

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Ventures II, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by Redpoint Ventures I, L.P. (“RV I”), Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”), Redpoint Technology Partners A-I, L.P. (“RTP A-I”), Redpoint Associates I, LLC (“RA I”), Redpoint Ventures I, LLC (“RV I LLC”), Redpoint Ventures II, L.P. (“RV II”), Redpoint Associates II, LLC (“RA II”), Redpoint Ventures II, LLC (“RV II LLC”), Redpoint Omega, L.P. (“RO”), Redpoint Omega Associates, LLC (“ROA”) and Redpoint Omega, LLC (“RO LLC,” together with RV I, RTP Q-I, RTP A-I, RA I, RV I LLC, RV II, RA II, RV II LLC, RO and ROA, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Associates II, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Ventures II, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Ventures I, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Technology Ventures Q-I, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Technology Ventures A-I, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Associates I, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Ventures I, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Omega, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Omega Associates, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

1.	Names of Reporting Persons Redpoint Omega, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,230,164 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,230,164 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,230,164 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,715,020 shares of Common Stock held by RV II, (ii) 39,655 shares of Common Stock held by RA II, (iii) 1,939,955 shares of Common Stock held by RV I, (iv) 252,317 shares of Common Stock held by RTP Q-I, (v) 40,340 shares of Common Stock held by RTP A-I, (vi) 49,743 shares of Common Stock held by RA I, (vii) 187,823 shares of Common Stock held by RO and (viii) 5,311 shares of Common Stock held by ROA. RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012.
(3)	This percentage is calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

CUSIP No. 43739Q 10 0	13G

Introductory Note: This Amendment No. 1 to the statement on Schedule 13G is being filed by the Reporting Persons in respect of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of HomeAway, Inc. (the “Issuer”).

Item 1(a). Name of Issuer:

HomeAway, Inc.

Item 1(b). Address of Issuer’s Principal Executive Officers:

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

Item 2(a). Name of Person(s) Filing:

Redpoint Ventures II, L.P. (“RV II”)

Redpoint Associates II, LLC (“RA II”)

Redpoint Ventures II, LLC (“RV II LLC”)

Redpoint Ventures I, L.P. (“RV I”)

Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”)

Redpoint Technology Partners A-I, L.P. (“RTP A-I”)

Redpoint Associates I, LLC (“RA I”)

Redpoint Ventures I, LLC (“RV I LLC”)

Redpoint Omega, L.P. (“RO”)

Redpoint Omega Associates, LLC (“ROA”)

Redpoint Omega, LLC (“RO LLC”)

Item 2(b). Address of Principal Business Office:

Redpoint Ventures

3000 Sand Hill Road, Suite 290

Menlo Park, California 94025

Item 2(c). Citizenship:

RV II is a Delaware limited partnership

RA II is a Delaware limited liability company

RV II LLC is a Delaware limited liability company

RV I is a Delaware limited partnership

RTP Q-I is a Delaware limited partnership

RTP A-I is a Delaware limited partnership

RA I is a Delaware limited liability company

RV I LLC is a Delaware limited liability company

RO is a Delaware limited partnership

ROA is a Delaware limited liability company

RO LLC is a Delaware limited liability company

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.0001 per share.

Item 2(e). CUSIP Number:

43739Q 10 0

CUSIP No. 43739Q 10 0	13G

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a). Amount Beneficially Owned:

Item 4(b). Percent of Class:

Item 4(c). Number of shares as to which such persons have:

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2012:

Reporting Persons	Shares of Common Stock Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)

RV II	1,715,020	0	4,230,164	0	4,230,164	4,230,164	5.1%

RA II	39,655	0	4,230,164	0	4,230,164	4,230,164	5.1%

RV II LLC (1)	0	0	4,230,164	0	4,230,164	4,230,164	5.1%

RV I	1,939,955	0	4,230,164	0	4,230,164	4,230,164	5.1%

RTP Q-I	252,317	0	4,230,164	0	4,230,164	4,230,164	5.1%

RTP A-I	40,340	0	4,230,164	0	4,230,164	4,230,164	5.1%

RA I	49,743	0	4,230,164	0	4,230,164	4,230,164	5.1%

RV I LLC (1)	0	0	4,230,164	0	4,230,164	4,230,164	5.1%

RO	187,823	0	4,230,164	0	4,230,164	4,230,164	5.1%

ROA	5,311	0	4,230,164	0	4,230,164	4,230,164	5.1%

RO LLC (1)	0	0	4,230,164	0	4,230,164	4,230,164	5.1%

(1)	RV II LLC serves as the sole general partner of RV II. As such, RV II LLC possesses power to direct the voting and disposition of the shares owned by RV II and may be deemed to have indirect beneficial ownership of the shares held by RV II. RV II LLC owns no securities of the Issuer directly. RV I LLC serves as the sole general partner of RV I, RTP Q-I and RTP A-I, and serves as the manager of RA I. As such, RV I LLC possesses power to direct the voting and disposition of the shares owned by RV I, RTP Q-I, RTP A-I and RA I and may be deemed to have indirect beneficial ownership of the shares held by RV I, RTP Q-I, RTP A-I and RA I. RV I LLC owns no securities of the Issuer directly. RO LLC serves as the sole general partner of RO. As such, RO LLC possesses power to direct the voting and disposition of the shares owned by RO and may be deemed to have indirect beneficial ownership of the shares held by RO. RO LLC owns no securities of the Issuer directly. RV I LLC, RV II LLC, RA II, RO LLC and ROA are under common control.
(2)	The percentages are calculated based on 83,094,113 shares of Common Stock (as of October 31, 2012) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012.

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

CUSIP No. 43739Q 10 0	13G

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP No. 43739Q 10 0	13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2013

REDPOINT VENTURES II, L.P. By its General Partner, Redpoint Ventures II, LLC		REDPOINT OMEGA, L.P. By its General Partner, Redpoint Omega, LLC

By:	/s/ Jeffrey D. Brody	By:	/s/ Jeffrey D. Brody
Jeffrey D. Brody		Jeffrey D. Brody
Manager		Manager

REDPOINT ASSOCIATES II, LLC		REDPOINT OMEGA ASSOCIATES, LLC

By:	/s/ Jeffrey D. Brody	By:	/s/ Jeffrey D. Brody
Jeffrey D. Brody		Jeffrey D. Brody
Manager		Manager

REDPOINT VENTURES II, LLC		REDPOINT OMEGA, LLC

By:	/s/ Jeffrey D. Brody	By:	/s/ Jeffrey D. Brody
Jeffrey D. Brody		Jeffrey D. Brody
Manager		Manager

REDPOINT VENTURES I, L.P.
By its General Partner, Redpoint Ventures II, LLC

By:	/s/ Jeffrey D. Brody
Jeffrey D. Brody
Manager

REDPOINT TECHNOLOGY PARTNERS Q-I, L.P. REDPOINT TECHNOLOGY PARTNERS A-I, L.P. By its General Partner, Redpoint Ventures I, LLC

By:	/s/ Jeffrey D. Brody
Jeffrey D. Brody
Manager

REDPOINT ASSOCIATES I, LLC
By its Manager, Redpoint Ventures I, LLC

By:	/s/ Jeffrey D. Brody
Jeffrey D. Brody
Manager

REDPOINT VENTURES I, LLC

By:	/s/ Jeffrey D. Brody
Jeffrey D. Brody
Manager

Exhibit(s): 99.1: Joint Filing Statement